Exhibit 99.1

Zipcar Renews Asset Backed Financing Facility

Continued Relationship with Credit Agricole CIB Provides Capital for Domestic Fleet Expansion

Cambridge, Mass. – May 11, 2011 – Zipcar, Inc. (Nasdaq: ZIP), the world’s largest car sharing network, today announced it has renewed its asset backed securitization (ABS) program led by Credit Agricole Corporate and Investment Bank. First announced in May 2010, the renewed facility provides an aggregate of $50 million in variable funding to support Zipcar’s growing global fleet of more than 8,000 vehicles.

The one-year renewal provides terms more favorable than the original agreement in key areas such as interest rate, fee on undrawn funds and collateralization levels.

“The renewal of our ABS facility on more attractive terms reflects both improvements in the credit markets as well as in our own financial condition,” said Zipcar CFO Ed Goldfinger. “Achieving lower cost of vehicle funding is an important driver in our business and we were pleased to work with Credit Agricole CIB to produce this positive outcome.”

“Credit Agricole Corporate & Investment Bank is pleased to enter into this extension for an additional year of its fleet securitization for Zipcar,” said Sam Pilcer, a Managing Director at Credit Agricole CIB. “The relationship has been a positive for both parties since it started in 2010 and terms of the extension continue to allow financing that is responsive and economic to Zipcar’s fleet needs.”

About Zipcar

Zipcar is the world’s leading car sharing network with more than 575,000 members and over 8,000 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at www.zipcar.com.

Zipcar and the Zipcar logo are trademarks of Zipcar, Inc.

About Credit Agricole Corporate and Investment Bank

Crédit Agricole Corporate & Investment Bank is the Corporate and Investment Banking arm of the Crédit Agricole Group, one of the world’s largest financial institutions with preeminent presence in France and in the rest of Europe. With almost 13,000 employees in 50 countries, Crédit Agricole Corporate & Investment Bank is structured around 4 major divisions: Coverage and Investment Banking, Equity Brokerage and Derivatives, Fixed Income Markets and Structured Finance. For more information about Crédit Agricole CIB, please visit www.ca-cib.com

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to improving the member experience and growing the Company’s fleet. Among the factors that could cause our actual results to differ materially from those indicated by such forward-looking statements include ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, the Company’s ability to compete effectively, the Company’s ability to manage growth and other risks detailed in the Company’s final prospectus related to our initial public offering filed pursuant to Rule 424b under the Securities Act with the with the Securities and Exchange Commission on April 14, 2011. All forward-looking statements reflect our expectations only as of the date of this release and should not be relied upon as reflecting our views, expectations or beliefs at any date subsequent to the date of this release.

Contact:

Greg Winter

Zipcar

617-336-4323

gwinter@zipcar.com

ZIP-F